EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Talon International Appoints New CEO

LOS ANGELES, Calif. — February 5, 2008 — Talon International, Inc. (OTCBB: TALN), a leading global supplier of zippers, apparel fasteners, trim and interlining products, announced that Stephen Forte has resigned as CEO and a member of the Board of Directors to pursue other interests.

Forte will provide assistance to the company during a brief transition period. “The Board appreciates the contributions Stephen has made in driving the turnaround of the business during the last two years”, Mark Dyne, Chairman of the board stated.

Lonnie D. Schnell, Talon’s chief financial officer since 2006 will succeed Mr. Forte as chief executive officer of the company effective today. “Talon’s market opportunities and operating strengths remain strong,” said Schnell. “This is a change in leadership, not a change in direction or strategy.”

About Talon International, Inc.

Talon International, Inc. is a global supplier of apparel fasteners, trim and interlining products to manufacturers of fashion apparel, specialty retailers, mass merchandisers, brand licensees and major retailers. Talon manufactures and distributes zippers and other fasteners under its Talon® brand, known as the original American zipper invented in 1893. Talon also designs, manufactures, engineers, and distributes apparel trim products and specialty waist-bands under its trademark names, Talon, Tag-It and TekFit, to more than 60 apparel brands and manufacturers including Levi Strauss & Co., Juicy Couture, Ralph Lauren, Victoria’s Secret, Target Stores, Wal-Mart, and Express. The company has offices and facilities in the United States, Hong Kong, China, India and the Dominican Republic and is expanding into Eastern Europe, Indonesia and Vietnam.

Forward Looking Statements

This news release contains forward-looking statements made in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are not guarantees of future performance and are inherently subject to uncertainties and other factors which could cause actual results to differ materially from the forward-looking statement. These statements are based upon, among other things, assumptions made by, and information currently available to, management, including management’s own knowledge and assessment of the company’s industry, competition and capital requirements, and the potential for growth in zipper sales. Factors which could cause actual results to differ materially from these forward-looking statements include our ability to manage an international expansion, the level of acceptance of the company’s products by retailers and consumers, pricing pressures and other competitive factors and the unanticipated loss of major customers. These and other risks are more fully described in the company’s filings with the Securities and Exchange Commission, including the Company’s most recently filed Annual Report on Form 10-K and Quarterly Report on Form 10-Q, which should be read in conjunction herewith for a further discussion of important factors that could cause actual results to differ materially from those in the forward-looking statements. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Company Contact

Talon International, Inc.
Rayna Long
Tel (818) 444-4128
rlong@talonzippers.com

Investor Relations

Scott Liolios or Scott Kitcher
Liolios Group, Inc.
Tel (949) 574-3860